Exhibit 10.8

K10 and Insight Strategic Supply MOU

Date:	30th December 2009
K10:	K10 Pty Limited (K10)
ACN/Company No.:	ACN 140 672 797
Address:	C/- PKF Chartered Accountants L3, 304-318 Kingsway, Caringbah, NSW, 2229
Contact person:	Graeme Jack
Email:	graeme@ksubi.com
Bleach:	Bleach Pty Ltd
ACN/Company No.:	095 987 214
Address:	14 Mentmore Ave, Roseberry
Contact person:	Mark Byers
Email:	mark@insight51.com
Purpose of MOU:

To outline terms K10 and Bleach agree upon to enter into an exclusive Strategic Supply Agreement (SSA). K10 and Bleach shall use reasonable endeavours to enter into SSA as soon as practicable after the date of this MOU on terms reasonably satisfactory to each of them (which is intended to incorporate the terms of this MOU unless the parties agree otherwise)

Definitions:

Cost of Sales (COS) in respect of Bleach Nett Sales =

import garment value (in $AUD) (plus) +

international freight +

domestic carriage +

customs clearing charges +

customs duty +

sample costs +

movements between opening and closing stock values

Estimated Gross Margin is the estimated “Margin” as shown in the initial costing spreadsheet to be provided by Bleach

Nett Sales = gross sales by Bleach (less) –

retail discounts –

commissions (if any) –

returns.

P & L Gross Margin = Nett Sales less Cost of Sales

Service Fee = 9% of gross sales by Bleach in any period

Management Fee = direct cost reimbursement for management services supplied to K10 by Bleach including but not limited to :-

•                  Finance @ $120,000 p.a.

•                  Sales Strategic @ $60,000 p.a.

•                  IT Maintenance @ $35,000 p.a.

•                  Other as mutually agreed or otherwise provided by Bleach to K10

Services to be included:	Sourcing, developing, sampling, manufacturing, distributing, invoicing, financing and (if deemed appropriate) selling and customer support of Ksubi branded product.
Product:	Ksubi branded trademarked apparel and fashion accessories
Territory:	Australia and international countries (as mutually agreed by K10 and Bleach) on a country by country basis.
Trade Marks:

Commencement Date:	20 November 2009
Cooling Off Period:	No
Termination Date:	20 November 2014
Term (which includes from the commencement of this MOU and continues during the commencement of the SSA):	5years
Option (which is expected to commence after the SSA is entered into):	5 years First 5 year period is to encompass the David Jones Exclusive Supply Agreement dated on or about the date of this MOU.
Retail:

Retail roll out plan will be according to the SSA and will include supply to stores of a particular market stature to ensure both financial, market viability and sit according to the distribution strategy pre agreed by both parties.

Margin:

For the Term, the parties agree the Estimated Gross Margin on the SSA program shall be paid to K10 (less the Service Fee which shall be paid to Bleach at the same time as the payment of Estimated Gross Margin) on the following terms:-

(a) The Estimated Gross Margin per the initial costing spreadsheet which shall set out

(i) the $US Factory cost plus (+)
(ii) international freight +
(iii) conversion to $AUD using an agreed exchange rate
(iv) domestic freight / cartage + customs + clearing charges +
(v) custom duties +
(vi) required gross margin (as set out in the initial costing spreadsheet and updated from time to time) which =
(vii) proposed wholesale price
(viii) converted to retail price (based on proposed retail margin) after taking into account retail discounts (both volume and settlement discounts) less
(ix) Management Fee for die relevant period

(b)                                 a reconciliation of the Estimated Gross Margin with the actual P & L Gross Margin will be made as soon as practicable after the end of each quarter and any applicable adjustment necessary to the amount paid to Bleach or K10 shall be made promptly after the reconciliation is available.

Note:

1.                                      Estimated Gross Margin (and ultimately actual P & L Gross Margin) shall be paid from profits only and in respect of actual receipts derived from Nett Sales. If receipts are insufficient to make any payment on account of Estimated Gross Margin, Bleach shall have no obligation to pay any payment.

2. If the actual P& L Gross Margin is zero or negative, no payment shall be made to K10 on account of any margin.

3. No payment of actual P& L Gross Margin shall be made until Bleach has recovered in full the Management Fee payable in respect of any period.

Set-Off

Bleach shall be entitled at any time to set-off against any payment due to K10 under this Agreement any amount that is or may become owing to Bleach under the terms of this MOU and the SSA. This provision shall be incorporated in the SSA.

K10 obligations:

a)                                     Design: - concept, create and provide artwork and develop laundry washes for all apparel and fashion related accessory Product designs with an aesthetic appearance and design content and quality conducive to satisfaction of the “Ksubi White Label program” (White) and “Ksubi Premium Black Label program” (Black);

b)                                     ‘Hand-over’: -

To supply to Bleach all detailed product designs and all other Product information required, in a timely manner and format as required by Bleach to enable Bleach to develop the product to the retail base on time and at the prescribed level of quality and without the incurrence of any penalties (such as rebates / discounts due to quality issues caused through rushed production etc) or un-costed charges (such as airfreight due to late delivery or factory up-charges due to inadequate production lead times etc) - to this end, and as a condition subsequent to this MOU, Bleach will provide K10 with a ‘Hand-over Specifications Manual’ detailing Product timing / details as required by Bleach with regard to same;

c) Financial Exploitation: - to sell and service retail

product and order/s requirements and maximise retail orders as to product quantities and dollar values in a manner exhibiting expertise in product, price, delivery, economic terms, as per previously strategised and agreed between the parties, and in line with sales projections / expectations of the parties;

d)                                     Preservation of “Ksubi” trademark: - to preserve, nurture, protect the Ksubi trademark so as to ensure the the opportunity to realise expectations as detailed in the business plan and to comply with the spirit of this MOU arid the SSA;

Bleach Obligations:

a)                                     Product development: - provide consistent and timely supply of technical, operational, garment production, and financial resources and capacity so as to commercially and profitably realise the K10 product designs;

b)                                     Wholesale Prices: - offer wholesale prices so far as practicable (without obliging Bleach to offer prices that Bleach consider uneconomical) that allow K10 product to meet retail prices and margin at a commercial level and so as to comply with “Ksubi” market brand positioning;

c) Delivery :- provide and meet retail delivery expectations with a greater than 90% success performance based on ALL confirmed;

d) Production Orders are to be delivered :-
	i.	on time
	ii.	quality as per approved pre-production sample approval
iii.

less than 3% fault / return rate across seasonal programs not individual styles (order confirmations will be at Bleach’s discretion as to minimum production quantity and production / delivery lead times);

e)                                      Sample Ranges :- The parties recognise and agree that sample ranges are required for the parties to mutually realise any value from this MOU and the SSA and thus agree that such sample ranges are a shared resource and the cost of sample ranges is to be shared between the parties equally. Payment for sample ranges are to be made immediately upon the sample ranges being charged to Bleach. K10 agrees that the K10 share of sample ranges costs may be deducted from the actual P & L Gross Margin payable to it but only after notification of such sample range costs to K10

f)                                                 Retail Account  & Cash Flow Management manage ALL retail account functions, including but not limited to, preparation of invoices as and when product is scheduled to be delivered to retail and provide a copy / detail to K10 (for reference), provide account management and reconciliations and statements in a accurate and timely manner, collect from retail when based on settlement terms with retail, remit K10 it’s Estimated Gross Margin for each quarter once funds have been received against invoices and / or retail account/s the day after Bleach has received such funds, the timing of which will depend on Bleach successfully ‘factoring’ retail accounts or successfully collecting from non-factored retail accounts. Bleach will use reasonable endeavours to secure ‘factoring’ finance for ALL / ANY Retail accounts with the aim of expediting cash flow needs of K10 and Bleach.

g) Business Plan :- maintain, monitor and adjust the business plan / financial model and report variances on a monthly / quarterly basis.

h)                                     Finance :- upon execution of the SSA, provide adequate finance so as to ensure fulfillment of the business plan sales projections and margin expectations. The business plan is to be annexed to the executed SSA.

i)                                         Preservation of “Ksubi” trademark :- Bleach to preserve and protect the Ksubi trademark on the behalf of “Ksubi” and to not represent any ownership, rights, privileges with regard to “Ksubi” trademark.

Payment:

Bleach is to provide reconciliations and make payments to K10 in accordance with this MOU and shall at the time of each amount deduct the amount of the Service Fee. The Management Fee shall be payable prior to any other payments under this MOU.

Product Liability Insurance:	Bleach is to acknowledge that it is responsible for all product liability insurance from the date of this MOU

Termination

Termination of this MOU may occur as a result of the following situations :-

By Bleach if :-

•                                          there is a material failure or an incapacity of K10 to fulfill it’s obligations as detailed above and such failure is not remedied within a reasonable period after receiving written notice of the failure

•                                          K10 enters into administration, bankruptcy, scheme of arrangement, receivership, liquidation or is otherwise unable to pay its debts as and when they fall due

• If the majority of shareholding of K10 changes (ie greater than 50%) (other than contemplated by a License Agreement between K10 and Tsubi Pty Limited dated on or about the date of this MOU)
• On seven days written notice at the convenience of Bleach in its discretion and without the requirement of any default on the part of K10

By K10 if :-

•                                          there is a material failure or an incapacity of Bleach to fulfill it’s obligations as detailed above and such failure is not remedied within a reasonable period after receiving written notice of the failure

• Bleach enters into administration, bankruptcy, scheme of arrangement, receivership, liquidation or is otherwise unable to pay its debts as and when they fall due
• If the majority of shareholding of Bleach (ie greater than 50%) changes

Mutually if :-
• the strategic supply relationship fails to deliver financial expectations and both parties realise that the specific terms and conditions of and / or expectations outlined are unrealizable
• K10 is at any stage no longer entitled to use the Trade Marks

Conditions subsequent:

a)                                     A detailed SSA will be drafted, agreed and signed formalising the terms and conditions and spirit of this MOU

b)                                     Bleach to draft a “Hand-over Specifications Manual” prior to execution of SSA

c)                                      Bleach to draft a 5 year business plan / financial model and present to the parties as a basis of future financial strategic targets (as to sales, margin, and cash flow) and thus provide the parties with commitment expectations with regard to product design / development obligations so as to be able to meet the financial expectations of the SSA program and be annexed to the SSA.

Confidentiality

The parties agree to hold any and all information and intellectual property brought to the SSA relationship as confidential except for disclosure to financiers (prospective and actual), legal and accounting advisors and for any information that is already in the public domain (other than by breach of this undertaking)

Governing Law:	NSW, Australia

The above MOU terms and conditions are agreed and constitute the basis of a strategic supply relationship and terms and conditions to be detailed in a SSA with regard to supplying “Ksubi Product” to retail in the Territory.

Signed for K10 Pty Ltd by:

/s/ Neil Cunningham	/s/ Rachel Kernaghan

Neil Cunningham under Power of Attorney from Graeme Jack dated 30th December 2009 who declares that he holds the office in the company indicated under his signature and that he has no notice of revocation of the said Power of Attorney in the presence of:

Witness Rachel Kernaghan

Signed for Bleach Pty Limited by:

/s/ Mark Byers	/s/ Peter Byers
Director	Witness
Mark Byers	Peter Byers